Exhibit 1

Security Agreement
Security according to Art. 25 FISA
dated as of December 31, 2020

by and between

Blenheim Holdings Ltd.,	(the Security Provider)
an exempted company, having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

and

Citibank, N.A., London Branch,	(the Lender)
having its registered office at Citigroup Centre, 33 Canada Square, Canary Wharf, London E14 5LB, United Kingdom

(the Security Provider together with the Lender, the Parties and each a Party)

Confidential

Table of Contents

Table of Annexes		3

Whereas		4

1.	Definitions	4

1.1	Definitions	4
1.2	References	6

2.	Security Interest	6

2.1	Object of Security	6
2.2	Secured Obligations	6
2.3	No Disposals	6
2.4	Perfection	7
2.5	Instructions	7

3.	Delivery of Additional Documents	7

4.	Shareholder Rights	7

4.1	Subscription Rights	7
4.2	Dividends	8
4.3	Voting Rights	8

5.	Representations and Warranties	9

6.	Further Covenants of the Security Provider	10

7.	Realization of Security Interest	11

8.	Application of Proceeds	12

9.	Release of Securities and Related Rights	12

10.	Reinstatement	13

11.	Indemnity	13

12.	Bank Secrecy Waiver	13

13.	Further Assurances by the Security Provider	14

14.	General Provisions	14

14.1	Miscellaneous	14
14.2	Taxes, Costs, Expenses	14

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14.3	Notices	14
14.4	Entire Agreement	14
14.5	Amendments and Waivers	14
14.6	Transfer of Rights and Obligations	15
14.7	Severability	15

15.	Governing Law and Jurisdiction	15

15.1	Governing Law	15
15.2	Place of Jurisdiction	15

Annex 2.1 – Securities to be deposited into the Securities Account:		16

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This Security Agreement (the Security Agreement) is made as of December 31, 2020, by and between the Security Provider and the Lender (collectively the Parties and each individually a Party).

Whereas

A.
Pursuant to a facility agreement originally dated as of October 31, 2017 (the Original Facility Agreement), made between Blenheim Holdings Ltd. as borrower (the Borrower) and Citibank, N.A., London Branch, as lender (the Lender), the Lender agreed to make available to the Borrower a revolving credit facility in the aggregate amount of USD 150,000,000.

B.
On or around the date hereof, the Original Facility Agreement shall be amended and restated pursuant to a first supplemental agreement (the First Supplemental Agreement), made between the Borrower as borrower and the Lender as lender (the Original Facility Agreement as amended and restated by the First Supplemental Agreement, the Facility Agreement).

C.
In order to satisfy certain conditions precedent pursuant to the First Supplemental Agreement and in order to provide security for the Lender, the Security Provider wishes to grant a security interest in the Securities (as defined below) in favor of Lender under this Security Agreement.

D.
Concurrently with the execution of this Security Agreement, the Security Provider, the Lender, and Credit Suisse (Schweiz) AG as custodian (the Custodian) will enter into a control agreement (the Control Agreement) in order to grant and perfect the Security Interest (as defined below) in the Securities pursuant to article 25 para. 1 of the Swiss Federal Intermediated Securities Act (FISA) in favor of the Lender.

Now, therefore, the Parties hereto agree as follows:

1.	Definitions

1.1	Definitions

Unless defined hereinafter and except to the extent that the context requires otherwise, capitalized terms used in this Security Agreement shall have the meaning assigned to them in the Facility Agreement.

Business Day shall have the meaning as set forth in the Facility Agreement, whereby for the purposes of this Security Agreement, days on which commercial banks in Zurich are open for normal business transactions shall also be considered to be Business Days.

CO shall mean the Swiss Code of Obligations (Schweizerisches Obligationenrecht, OR), as amended from time to time.

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Control Agreement shall have the meaning as set forth in Recital C, as amended from time to time.

Custodian shall have the meaning as set forth in Recital C.

DEBA shall mean the Swiss Federal Debt Enforcement and Bankruptcy Act (Bundesgesetz über Schuldbetreibung und Konkurs, SchKG), as amended from time to time.

Dividends shall mean all kinds of dividends whether in cash or in specie, e.g., in form of additional Shares, participation rights or other securities.

Event of Default shall have the meaning as set forth in the Facility Agreement.

Facility Agreement shall have the meaning as set forth in Recital A, as amended from time to time.

FISA shall mean the Swiss Federal Intermediated Securities Act (Bundesgesetz über Bucheffekten, BEG), as amended from time to time.

Lender shall have the meaning as set forth on the front page of this Security Agreement.

Parties and Party shall have the meaning as set forth on the front page of this Security Agreement.

Related Rights mean all moneys payable and any and all other accessory or other rights, benefits and proceeds (to the extent their assignability is not precluded by mandatory law) in respect of, or derived from, the Securities, whether present or future and whether by way of capital reduction, redemption, substitution, exchange, bonus or preference, conversion or otherwise, including Subscription Rights, Dividends, option rights, liquidation proceeds upon liquidation of the issuer of the shares underlying the Securities, and Voting Rights.

Section shall mean a section of this Security Agreement.

Secured Obligations shall have the meaning as set forth in Section 2.2.

Securities shall have the meaning as set forth in Section 2.1.

Securities Account shall mean the Security Provider's securities account no. [***] held with the Custodian.

Security Agreement shall have the meaning as set forth in the Introduction.

Security Interest shall have the meaning as set forth in Section 2.1.

Security Provider shall have the meaning as set forth on the front page of this Security Agreement.

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Shares shall mean any kind of existing and future shares collectively in the relevant company and any additional shares upon their accrual, offer or issue owned by the Security Provider.

Subscription Rights means the preemptive rights and the advance subscription right of a shareholder in relation to the Securities.

Voting Rights shall mean the voting rights and any other non-monetary participation rights in relation to the Securities.

1.2	References

References to any agreement or document shall be construed as references to such agreements or documents as amended, supplemented or novated from time to time.

2.	Security Interest

2.1	Object of Security

(a)
The Security Provider agrees to grant and grants to the Lender, subject to the terms of the Facility Agreement and in connection with the securities credited in the Securities Account, a first-ranking and continuing security according to article 25 FISA in (i) the securities as set forth in Annex 2.1 – Securities to be deposited into the Securities Account: hereto and such further securities credited to the Securities Account from time to time (the Securities) and (ii) the Related Rights (together the Security Interest).

(b)	Subject to any transfer following the realization of the Security Interest, legal title of the Securities and Related Rights remains with the Security Provider.

(c)	The Security Interest of the Lender rank in the first rank.

2.2	Secured Obligations

The Security Interest shall serve as a first-ranking and continuing security for the Lender for the payment and discharge of any and all present or future, conditional or unconditional claims and obligations which the Lender may have against the Borrower under the Facility Agreement or any other Finance Document, all of them as amended, varied, supplemented, novated or restated from time to time, including but not limited to all interest and commissions due or to become due thereon, as well as all costs, fees and expenses, including, but not limited to, court or reasonable out-of-court costs and reasonable attorney's expenses arising in connection therewith or with the protection, preservation, or realization of the Security Interest (the Secured Obligations), irrespective of any intermediate discharge of any but not all of the Secured Obligations.

2.3	No Disposals

The Security Provider is not permitted to substitute Securities or dispose of Securities.

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2.4	Perfection

The Security Interest is perfected by the execution of the Control Agreement by the Security Provider, the Lender, acting in its own name and in the name and on behalf of the Lender, and the Custodian.

2.5	Instructions

Subject to Section 4.3 below, as of the date of and for as long as this Security Agreement remains in effect, the Security Provider shall not be entitled to give any instructions to the Custodian in respect of the Securities, the Securities Account and the Related Rights and only the Lender shall be entitled to give such instructions in accordance with the terms of the Control Agreement.

Until the occurrence of an Event of Default (as defined in the Facility Agreement) which is continuing, the Lender shall not be allowed to transfer the Securities credited to the Securities Account to any other account or to any third party without the Security Provider's prior consent.

3.	Delivery of Additional Documents

Concurrently with the execution of this Security Agreement, the Security Provider shall deliver to the Lender:

(a)
a copy of the necessary corporate resolutions or other corporate acts pursuant to the applicable law approving the Security Provider's entry into this Security Agreement, the Control Agreement and the granting of the Security Interest as provided in this Security Agreement;

(b)
evidence that the Securities Account has been opened with the Custodian including bank account opening documentation (Kontoeröffnungsunterlagen) for the Securities Account, or in relation to a pre-existing Securities Account, confirmation by the Custodian that the Securities Account has not been terminated and remains open;

(c)	a copy of the Control Agreement duly executed by the Security Provider and the Custodian.

4.	Shareholder Rights

4.1	Subscription Rights

Until the occurrence of an Event of Default which is continuing, any Subscription Rights shall remain with the Security Provider, provided, however, that a Security Interest pursuant to Section 2.1 shall be deemed to be created over all Shares and other rights and interests acquired by the Security Provider upon exercise of such Subscription Rights.

In case the Security Provider does not intend to exercise the Subscription Rights, the Security Provider (i) shall transfer such Subscription Rights to the Lender or any affiliate of the Lender or nominee as directed by the Lender free of charge, and the Lender, such affiliate or nominee shall be entitled to exercise such Subscription Rights in their its own respective name but for the benefit of the Lender, and (ii) undertakes to do all acts and things and to permit all acts and things to be done which are necessary to enable the Lender, any affiliate of the Lender or any nominee to exercise or sell such Subscription Rights. Any Shares and other rights and interests acquired by the Lender, an affiliate of the Lender or a nominee upon exercise of the Subscription Rights shall be credited to the Securities Account and become subject to the Security Interest.

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The Security Provider shall notify the Lender promptly of any grant of Subscription Rights and undertakes to notify the Lender of any intention not to exercise Subscription Rights not less than ten (10) Business Days prior to expiration of the right to exercise such Subscription Rights.

Upon the occurrence of an Event of Default which is continuing, any Subscription Rights shall directly fall to the benefit of the Lender and the Lender shall be entitled, but not obligated, to exercise, or to authorize any of its affiliates or a nominee to exercise, the Subscription Rights in its own name or in the name of such affiliate or nominee, but for the benefit of the Lender. Any Subscription Rights, or Shares and other rights and interests acquired by the Lender or its affiliate or nominee upon exercise of the Subscription Rights shall be credited to the Securities Account and become subject to the Security Interest pursuant to the terms of Section 8 below.

4.2	Dividends

Until the occurrence of an Event of Default which is continuing, the Security Provider shall be entitled to receive and freely use all Dividends.

Upon the occurrence of an Event of Default which is continuing, the Lender shall be entitled to receive and retain as pledged security all Dividends in relation to the Securities, including Dividends that were approved and became due but have not been paid out prior to the occurrence of an Event of Default which is continuing.

4.3	Voting Rights

As long as no Event of Default has occurred which is continuing, all Voting Rights in the Securities shall remain with the Security Provider and the Security Provider shall remain entitled to give direct instructions to the Custodian as to the exercise of Voting Rights. The Security Provider shall exercise its Voting Rights related to the Securities in a manner consistent with the Facility Agreement and this Security Agreement and in a manner that will not (i) lead to deterioration in the value of, or the assets underlying the Securities, (ii) cause an Event of Default to occur.

Upon or after the occurrence of an Event of Default which is continuing, the Security Provider shall no longer exercise its Voting Rights related to the Securities and give instructions to the Custodian as to the exercise of Voting Rights without the prior written consent of the Lender, and the Lender shall have the right to exercise the Voting Rights at its sole discretion, and for the avoidance of doubt, without notice to the Security Provider. For that purpose, the Security Provider shall promptly (i) execute any and all proxies in favor of the Lender and (ii) do all acts and things and permit all acts and things to be done which are necessary or expedient for the Lender to exercise the Voting Rights relating to the Securities.

The Security Provider shall promptly forward copies to the Lender of all notices and resolutions received by the Security Provider in connection with the Securities.

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The Lender shall not incur any liability whatsoever towards the Security Provider for damages caused to the Security Provider by the Lender exercising any or all of the Voting Rights at discretion of the Lender or the Lender not exercising some or all of the Voting Rights unless acting on willful misconduct (Absicht) or gross negligence (grobe Fahrlässigkeit).

5.	Representations and Warranties

The Security Provider hereby represents and warrants to the Lender that as of the date of this Security Agreement and for each day whilst this Security Agreement remains in effect and the obligations owed by it pursuant to the Facility Agreement and the Finance Documents remain outstanding:

(a)
the Security Provider is duly incorporated and organized and validly existing under the laws of its jurisdiction of incorporation and has the full corporate power and authority to own and use its assets and properties and to conduct its business as presently conducted;

(b)	the Security Provider has the necessary power and authority to enable it to enter into, an perform its obligations under, this Security Agreement;

(c)	the Security Provider is neither insolvent nor subject to any composition or bankruptcy proceedings;

(d)
all consents, approvals and authorizations have been duly obtained and corporate resolutions duly passed to enable the Security Provider to enter into, and perform its obligations under, this Security Agreement, and the validity and enforceability of this Agreement or any obligations of the Security Provider thereunder is not subject to any restriction of kind, consent or other (legal or non-legal) requirement or condition that has not been satisfied;

(e)
this Security Agreement (i) constitutes legal and valid obligations binding on the Security Provider, (ii) creates (together with the Control Agreement) an effective and perfected first-ranking continuing security over the Securities and the respective Related Rights, and (iii) is enforceable against the Security Provider in accordance with its terms;

(f)
there are no agreements between the Security Provider and any third party whatsoever relating to the Securities and the respective Related Rights that are opposed to the obligations of the Security Provider and the rights of the Lender and the Lender under this Security Agreement or the realization or the proceeds of enforcement of the Securities and the respective Related Rights;

(g)	the documents referred to in Sections 3(b) and 3(c) are accurate, complete and up-to-date;

(h)
the resolutions and|or corporate acts referred to in Section 3(a) have been duly passed in meetings duly convened, accurately reflect the resolutions and other matters reflected therein and are in full force and effect and have not been revoked or amended;

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(i)	the Security Provider disposes over its own professional treasury services and is a qualified investor in the sense of FISA;

(j)
the Security Provider is the sole legal and beneficial owner of the Securities and the Related Rights and the Securities and the Related Rights are free and clear of any security interest, pledges, liens, encumbrance, or other interests or third party right of any nature (whether in rem or in personam), including any option or purchase rights, except as explicitly otherwise stated or provided for in this Security Agreement, and neither the Securities nor the Related Rights are subject to any proceedings, controversy, dispute or litigation with or claim by any third party;

(k)	the Security Provider has not assigned, transferred or otherwise disposed of any of its rights, title and interest in the Securities and the Related Rights;

(l)
the Securities are fully fungible, credited to the Securities Account, listed on a regulated exchange and transferable by way of instruction to the account keeping bank or securities dealer and crediting to the transferee's securities account;

(m)
the execution and delivery of, and performance of its obligations under, this Security Agreement by the Security Provider has been duly authorized by all necessary corporate action on behalf of the Security Provider and is not in breach of the corporate powers of the Security Provider;

(n)
the execution of, and performance of its obligations under this Security Agreement by the Security Provider does not contravene or violate any Swiss or foreign law, authorization or order applicable to the Security Provider, or conflict with, result in a breach of the terms and provisions of, or constitute a default or require any consent under, any material agreement to which the Security Provider is a party or by which it is bound which would have material adverse effect or result in the creation of imposition of the Security Interest other than permitted herein; and

(o)
no agreements relating to the Securities have been made, and no shareholders' meeting or board meeting of the Security Provider has been held, is called for or planned in which resolutions were, or are proposed to be, passed or approved which could negatively affect the Security Interest or any other right or discretion of the Security Agent or the of the Lender under this Security Agreement.

These representations and warranties are deemed to be repeated by the Security Provider on each date on which the Repeating Representations are repeated under the Facility Agreement, in each case with reference to the facts and circumstances then existing.

6.	Further Covenants of the Security Provider

Except in accordance with the terms of the Facility Agreement, the Security Provider hereby undertakes for as long as the Security Interest remains in effect:

(a)	not to cause or approve the board resolutions or corporate actions referred to in Section 3(a) to be revoked or amended;

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(b)
to consent that the Custodian provides the Lender with a statement of account concerning the Securities Account on a regular basis, and not to close the Securities Account, except with the prior written consent of the Lender;

(c)	to take all action required to constitute a valid and binding first-ranking continuing security over the Securities pursuant to the terms of this Security Agreement;

(d)
not to enter into any legal instrument relating to, or granting any lien, encumbrance, or other interest or third party right over, or dispose of, or assign the Securities or take any other action with respect to the Securities, including the exercise of any Voting Rights;

(e)
to promptly execute such further documents and do such further acts which the Lender or any Lender may reasonably require in connection with the creation, perfection, protection, maintenance or realization of the Security Interest;

(f)
to procure that the Securities and the respective Related Rights remain free and clear of any security interest, lien, pledge, mortgage, charge, assignment, hypothecation encumbrance, or other interest or third party right of any nature, except for the Security Interest created under this Security Agreement;

(g)
to enter into and to procure the perfection of additional security agreements with regard to the Securities and the Related Rights, if and to the extent that, as a matter of law, the execution and perfection of a specific agreement is required to create and maintain a valid Security Interest in any of the Securities and the Related Rights and to the extent that pursuant to the Facility Agreement a relevant security interest must be created, including, but not limited, to cases where any or all Securities cease to qualify as intermediated securities under FISA and the execution of a pledge or other new security agreement is required in order to create a security interest in respect of such assets;

(h)
in case of the realization of the Security Interest to do all acts and things necessary, and to procure that all acts and things be done to properly effect any transfer of the Securities or the Related Rights to a new owner, free of any security interest, lien, encumbrance or other interest or third party right of any nature in any of the Securities or the Related Rights so transferred;

(i)	to give its consent that the Custodian provides the Lender with a statement of account concerning the Securities Account on a regular basis; and

(j)	to procure that the Custodian acts in accordance with the Control Agreement and follows the instructions of the Lender.

7.	Realization of Security Interest

In the event that an Event of Default has occurred which is continuing, the Lender has the right, but not the obligation, to realize, without giving notice to the Security Provider (provided, however, that the Lender shall use reasonable endeavors to inform the Security Provider of any exercise of its rights under this Section 6 prior to or after such exercise), the Security Interest, at its discretion either by:

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(a)
private enforcement (Private Verwertung) in accordance with Art. 31 FISA, including, but not limited to, acquisition of the Securities for the Lender's account (Selbsteintritt), irrespective of whether or not the Securities are traded on a representative market (repräsentativer Markt);

(b)	enforcement proceedings pursuant to the DEBA; and|or

(c)	enforcement proceedings pursuant to other applicable laws.

With regard to private enforcement (Private Verwertung), the Security Provider hereby authorizes the Lender to act as its attorney and, in the Security Provider's name and on its behalf to execute, deliver and perfect all documents and to do all things that are required or expedient in this respect.

The Parties agree in advance that a sale according to article 130 DEBA (Freihandverkauf) shall be admissible.

Notwithstanding the foregoing and notwithstanding the provision of article 41 DEBA, if applicable, the Lender shall be at liberty to institute or pursue ordinary enforcement proceedings for the recovery of debt without having first realized the Security Interest or institute proceedings for the realization of the Security Interest (waiver of the beneficium excussionis realis).

No failure on the part of the Lender to exercise, or delay on their part in exercising, any right under this Security Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of a right under this Security Agreement preclude any further or other exercise of that or any other such right.

8.	Application of Proceeds

Any proceeds received by the Lender under this Security Agreement, in particular in connection with the enforcement of the Securities or the Related Rights, shall be applied to the Secured Obligations in accordance with the Facility Agreement.

9.	Release of Securities and Related Rights

The Securities and Related Rights or, in case of realization of some but not all of the Securities and Related Rights, the remainder thereof, shall be released by the Lender from the Security Interest if and when all Secured Obligations (other than any contingent obligations not then due and payable) have been irrevocably paid and discharged in full in accordance with the terms of the Facility Agreement or the other Finance Documents and no further Secured Obligations are capable of arising, and for that purpose the Lender shall immediately take all actions to terminate the Control Agreement.

Upon request by the Security Provider, the Lender shall provide the Security Provider with a certificate confirming full satisfaction of the Secured Obligations.

Any costs in relation to the release of the Securities and Related Rights shall be borne by the Security Provider.

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The Lender will not, and shall not be deemed to have made, any representation or warranty, whether express or implied, with respect to any Securities and Related Rights released.

10.	Reinstatement

Where any discharge in respect of the Secured Obligations is made, in whole or in part, and any amount paid pursuant to any such discharge must be repaid, the Lender will have or continue to have a Secured Obligation and, in case the Securities and Related Rights have been released from the Security Interest, the Security Provider shall undertake all actions that are necessary for the reinstatement of such Security Interest. In particular, the Security Provider shall, if necessary for the perfection of the Security Interest, enter into an agreement with the Custodian which in form and content corresponds to the Control Agreement. Such reinstatement shall, to the extent required, include a reinstatement of this Security Agreement and the Security Interest shall continue as if there had been no discharge.

11.	Indemnity

The Security Provider shall hold any of the Lender harmless of, and indemnify each Lender against, any losses, damages, claims, costs or expenses (including legal fees) which any of the Lender may suffer in connection with (i) a breach of any representation, warranty or undertaking contained in this Security Agreement, and|or (ii) the enforcement of the Security Interest, unless the respective Lender acts in willful misconduct (Absicht) or gross negligence (grobe Fahrlässigkeit).

The Parties acknowledge that the Lender shall be entitled to indemnification in accordance with the terms of the Facility Agreement, in particular, clause 14 (Other indemnities) of the Facility Agreement. There shall be no additional indemnification obligations of the Security Provider under this Agreement.

The Lender shall not be liable for any loss or damage suffered by the Security Provider save in respect of such loss or damage which is suffered as a result of the willful misconduct (Absicht) or gross negligence (grobe Fahrlässigkeit) of the Lender or any other Lender. In such case, only the respective Party acting in willful misconduct (Absicht) or gross negligence (grobe Fahrlässigkeit) shall be liable.

Notwithstanding anything to the contrary herein, any liability of each of the Lender or any other Lender towards the Security Provider under this Security Agreement shall not be joint and several (nicht solidarisch) but separate and independent.

12.	Bank Secrecy Waiver

The Security Provider explicitly authorizes the Lender to request from the Custodian and the Custodian to provide the Lender and|or the other Lender with, any data regarding the Securities Account, the Securities and the Related Rights and the Security Provider hereby explicitly waives its banking secrecy and data protection rights in this regard.

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13.	Further Assurances by the Security Provider

The Security Provider, at its own expense, shall promptly do all things and execute all documents that are required or useful for the purpose of creating or perfecting or protecting the security created or pupated to be created pursuant to this Security Agreement, or otherwise implementing this Security Agreement including enabling the Lender to exercise its rights and remedies hereunder and facilitating the realization of the security on and after of an Event of Default which is continuing.

14.	General Provisions

14.1	Miscellaneous

No failure or delay by the Parties in exercising any right, power or privilege granted under this Security Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.2	Taxes, Costs, Expenses

All taxes, costs and expenses (including but not limited to legal, audit, valuation and notarial fees, registration fees and translation costs) arising out of or in connection with (i) the negotiation, preparation and execution of this Security Agreement and any related documents (including any amendments thereof and any release of security) and (ii) the perfection, maintenance, protection and enforcement of the Security Interest or the exercise of the Lender' rights granted under this Security Agreement, or any related document shall be borne by the Security Provider.

14.3	Notices

All notices or other communications to be given under or in connection with this Security Agreement shall be made pursuant to and in accordance with the relevant form of the Facility Agreement, in particular clause 29 (Notices) of the Facility Agreement.

14.4	Entire Agreement

This Security Agreement, including the Annex, the Control Agreement and any other documents referred to herein, constitute the entire agreement and understanding among the Parties with respect to the Security Interest, and shall supersede all prior oral and written agreements or understandings of the Parties relating to the Security Interest and the Securities. All references to this Security Agreement shall be deemed to include the Annex hereto.

14.5	Amendments and Waivers

This Security Agreement may only be modified or amended by a document signed by all Parties. Any provision contained in this Security Agreement may only be waived by a document signed by the Party waiving such provision.

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14.6	Transfer of Rights and Obligations

The Security Provider may not transfer or assign this Security Agreement or any rights or obligations hereunder without prior written consent of the Lender.

The Lender may transfer and assign this Security Agreement or any rights or obligations hereunder without the consent of the Security Provider or any other person to any third party in case of an assignment of any or all the Lender's rights or obligations under the Facility Agreement to such third party.

14.7	Severability

Should any part or provision of this Security Agreement be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or administrative authority having jurisdiction, the other provisions of this Security Agreement shall nonetheless remain valid. In this case, the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection.

15.	Governing Law and Jurisdiction

15.1	Governing Law

This Security Agreement and the Security Interest (including all matters of its creation and perfection) shall be governed by and construed in accordance with the laws of Switzerland , excluding Swiss conflict of laws rules.

15.2	Place of Jurisdiction

All disputes arising out of or in connection with this Security Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be resolved exclusively by the courts of the city of Zurich, venue being Zurich 1. Where the law permits, the Commercial Court of Zurich (Handelsgericht des Kantons Zürich) shall have exclusive matter jurisdictions.

[Signatures on next page]

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Blenheim Holdings Ltd.

/s/ Athanasios Thanopoulos
Name:	Athanasios Thanopoulos
Function:	Attorney In Fact

Citibank, N.A., London Branch

/s/ Vassilios Maroulis
Name:	Vassilios Maroulis
Function:	Authorised Signatory

Signature page to the Security Agreement

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